                   U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING
                                  (Check One):

 [ ] Form 10-K [ ] Form 20-F [ ] [ ] Form 11-K [x ] Form 10-Q Form N-SAR

            For Period Ended:      March 31, 1997
                                           -----------------------------------
            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR
            For the Transition Period Ended:

  --------------------------------------------------------------------------

  Read Attached Instruction Sheet Before Preparing Form.  Please
  Print or Type.
  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
  --------------------------------------------------------------------------

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

  --------------------------------------------------------------------------

  Part I--Registrant Information
  --------------------------------------------------------------------------

        Beal Financial Corporation
        ---------------------------------------------------------
        Full Name of Registrant

        N/A
        ---------------------------------------------------------
        Former Name if Applicable

        Suite 300, LB66 15770 North Dallas Parkway
        ---------------------------------------------------------
        Address of Principal Executive Office (Street and Number)

        Dallas, Texas 75248
        ---------------------------------------------------------
        City, State and Zip Code

  --------------------------------------------------------------------------
  Part II--Rules 12b-25 (b) and (c)
  --------------------------------------------------------------------------

  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if appropriate)

            | (a) The reasons described in reasonable detail in Part III of
            |       this form could not be eliminated without unreasonable
effort
            |       or expense;
            |
[ X ]    | (b) The subject annual report, semi-annual report, transition
            |     on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or
            |     portion thereof, will be filed on or before the fifteenth
calendar day
            |     following the prescribed due date; or the subject quarterly report
            |     or transition report on Form 10-Q, or portion thereof, will be
            |     filed on or before the fifth calendar day following the
prescribed
            |     due date; and
            |
            | (c) The accountant's statement or other exhibit required by Rule 12b-
            |       25(c) has been attached, if applicable.

  --------------------------------------------------------------------------
  Part III--Narrative
  --------------------------------------------------------------------------

  State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

  Response: The Registrant's final accounting information for the three months ended
  March 31, 1997 has been delayed due to the conversion to a new accounting system and temporary personnel shortages in the accounting department.
  --------------------------------------------------------------------------

  Part IV--Other Information
  --------------------------------------------------------------------------

      (1) Name and telephone number of person to contact in regard to this notification.

          David R. Farmer       (972)          404-4000
          --------------------  -----------     --------------------
          (Name)               (Area Code)  (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         [ x ] Yes    [  ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [   ] Yes   [ X ] No

      If so: attach an explanation of the anticipated change, both
narratively    and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        BEAL FINANCIAL CORPORATION
  --------------------------------------------------------------------------
                (Name of Registrant as specified in charter)

  has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


  Date:  May 15, 1997            By: /s/ David R. Farmer
  -------------------------
-------------------------------------------------
                                             David R. Farmer, Senior Vice
President
                                             and Treasurer

  INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

  --------------------------------------------------------------------------
                                  ATTENTION
  Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
  --------------------------------------------------------------------------